EXHIBIT 99.1

TRIUMPH BANCORP, INC. ANNOUNCES COMPLETION OF VALLEY BANCORP, INC. ACQUISITION

DALLAS, Dec. 08, 2017 (GLOBE NEWSWIRE) -- Triumph Bancorp, Inc. (Nasdaq:TBK) (the "Company") today announced the completion of its acquisition of Valley Bancorp, Inc. Simultaneously with the closing of the acquisition, Valley Bancorp's wholly-owned bank subsidiary, Valley Bank & Trust, merged with and into the Company's wholly-owned bank subsidiary, TBK Bank, SSB. At November 30, 2017, Valley Bancorp had approximately $334 million of total assets, $176 million in loans and $299 million of deposits.

"We are pleased to complete the acquisition of Valley Bank & Trust," Aaron P. Graft, vice chairman and chief executive officer of Triumph Bancorp, Inc., stated. "The acquisition of Valley further expands TBK Bank's presence in Colorado, bringing us to 32 branches. Valley is a remarkable institution that has served its communities admirably over the years.  TBK Bank will continue providing the exceptional service Valley's customers have come to expect through the bankers they already know, with a broader spectrum of product offerings. The Valley team members are joining a fast growing institution that is committed to its customers, communities and employees. We're excited to have them aboard."

ABOUT TRIUMPH BANCORP, INC.

Triumph Bancorp, Inc. (NASDAQ:TBK) is a financial holding company headquartered in Dallas, Texas, with a diversified line of community banking and commercial finance activities. Our bank subsidiary, TBK Bank, SSB, is a Texas-state savings bank offering commercial and consumer banking products focused on meeting client needs in Texas, Colorado, Kansas, Iowa and Illinois. We also serve a national client base through our commercial finance offering, which includes factoring, equipment lending, asset based lending, commercial insurance and premium finance solutions for independent insurance agents.

Forward-Looking Statements

This Press Release may contain forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that such statements, including statements with respect to the expected benefits of the transaction, are predictions and that actual events or results may differ materially. These forward-looking statements are not guarantees of future results and are subject to factors that could cause actual results to differ materially from those we may expect, including, but not limited to: economic, political and market conditions and fluctuations; competition; the possibility that the expected benefits related to the transaction may not materialize as expected; our being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all; and other factors identified in our filings with the Securities and Exchange Commission (the "SEC"). For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" and the forward-looking statement disclosure contained in Triumph's Annual Report on Form 10-K, filed with the SEC on February 17, 2017 and Triumph's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017, filed with the SEC on October 18, 2017. Forward-looking statements speak only as of the date made and Triumph undertakes no duty to update such information.

Investor Relations:
Luke Wyse
Senior Vice President, Finance & Investor Relations
lwyse@tbkbank.com  |  214-365-6936

Media Contact:
Amanda Tavackoli
Vice President, Marketing & Communication
atavackoli@tbkbank.com  |  214-365-6930